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                                                                    EXHIBIT 99.1


Advocat Inc.
277 Mallory Station Road, Suite 130
Franklin, Tennessee 37067
(615) 771-7575                                         NEWS RELEASE
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MONDAY JUNE 25, 9:30 AM EASTERN TIME

ADVOCAT ANNOUNCES ARKANSAS JURY AWARD

FRANKLIN, Tenn.--(BUSINESS WIRE)--June 25, 2001--Advocat Inc. (Nasdaq OTC:AVCA - news) today announced that a jury in Mena, Arkansas, has issued a verdict in a professional liability lawsuit against the Company and certain of its subsidiaries totaling $78.425 million. This judgment must be certified by the trial judge within thirty days. If the judgment is certified by the trial judge, the Company will ask the trial judge to overturn or reduce the verdict, and if denied, will vigorously appeal this decision.

The Company believes that it will ultimately be successful in resolving this matter within the insurance limits that were in effect at the time matter arose. In the event that the Company is not successful in its request to the trial judge to overturn the verdict prior to appeal, in order to stay execution of the judgment pending appeal, a bond in the amount of the verdict will be required. In the event the Company's insurance carriers do not post the full amount of the bond, the Company does not have the financial resources to cause the issuance of a bond in the amount in excess of the Company's insurance limits. In that case, the Company would have to consider other alternatives, including seeking bankruptcy court protection, in order to stay execution of the judgment.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, the actions of the trial judge in response to the company's anticipated request, the uncertainty surrounding the issuance of the bond required to stay execution of the judgment, the ability of the company to be successful on appeal, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Advocat Inc. operated 120 facilities including 56 assisted living facilities with 5,245 units and 64 skilled nursing facilities containing 7,230 licensed beds as of March 31, 2001. The Company operates facilities in 12 states, primarily in the Southeast, and four provinces in Canada.

For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc


For more information contact:     Advocat Inc.; Charles W. Birkett, 615/771-7575